Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333- 211321) of Turning Point Brands, Inc. of our report dated March 14, 2017, relating to the financial statements of Smoke Free Technologies, Inc. dba Vapor Beast, appearing in this Amendment No. 2 to the Current Report on Form 8-K of Turning Point Brands, Inc.

/s/ Moss Adams LLP

San Diego, California
March 16, 2017